Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Incentive Award Plan of VinFast Auto Ltd. of our report dated March 20, 2024 with respect to the consolidated financial statements of Vinfast Auto Ltd. as of December 31, 2023 and 2022 and for the three years ended December 31, 2023 included in the Prospectus of VinFast Auto Ltd. filed with the Securities and Exchange Commission on March 22, 2024, relating to VinFast Auto Ltd.’s Registration Statement on Form F-1 (File No. 333- 274475) originally filed with the Securities and Exchange Commission on September 12, 2023, as amended.

/s/ Ernst & Young Vietnam Limited

Ho Chi Minh city, Vietnam

March 27, 2024